SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	[	]

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[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[ X ]	Definitive Additional Materials
[	]	Soliciting Material Pursuant to Rule 14a-12

BANCORP RHODE ISLAND, INC.

______________________________________________________________________________

(Name of Registrant as Specified in its Charter)

______________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]

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The following letter was sent to the shareholders of Bancorp Rhode Island, Inc. on May 3, 2007.

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

May 3, 2007

Dear Fellow Shareholder:

As you are aware, we have been engaged in a proxy contest with PL Capital Group (“PL Capital”), which has nominated its two principals for your Board of Directors at Bancorp Rhode Island’s 2007 Annual Meeting of Shareholders on May 16, 2007. On behalf of BancorpRI’s Board, I would like to take this opportunity to thank you for your support throughout this process.

ISS, A LEADING INDEPENDENT PROXY ADVISORY FIRM, RECENTLY ANNOUNCED ITS SUPPORT FOR ALL YOUR BOARD’S NOMINEES

We are very gratified that on April 30, 2007, Institutional Shareholder Services (ISS), a leading independent U.S. proxy advisory firm whose recommendations are relied upon by hundreds of major investment funds, issued a report recommending that BancorpRI shareholders vote in favor of ALL the Board’s nominees. ISS’ support of your Board’s independent nominees and its recognition of BancorpRI’s track record of delivering shareholder returns validate that your Board and management team are committed to making decisions that are in the best interests of our shareholders.

BANCORPRI BOARD’S STRONG EQUITY OWNERSHIP REFLECTS ALIGNMENT WITH SHAREHOLDER INTERESTS

The company’s officers and directors beneficially own 24.1 percent of BancorpRI common stock. As the largest BancorpRI shareholder, with 11 percent of our common stock, my interests are aligned with yours. I believe that the depth of experience and strategic vision of your Board and management team are essential to the company’s success and make us best suited to continue to lead BancorpRI.

FIRST QUARTER RESULTS SUPPORT CONTINUED EXECUTION OF STRATEGIC PLAN

We believe that the presence of one or both of the dissidents on your Board will interrupt the implementation of our strategic plan, which grows value for all shareholders, as supported by our track record and first quarter earnings results. The strong first quarter results reflect the continued successful execution of our strategy and a steady but intense focus on our business. We believe the dissident nominees have not offered credible strategies to deliver superior value to all shareholders and offer NO plan for BancorpRI’s future beyond the intention to sell the bank. Don’t let PL Capital steer us off course.

SUPPORT YOUR BOARD’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

PROTECT THE VALUE OF YOUR INVESTMENT

Your Board would like to remind you that your vote is extremely important—no matter how large or small your holdings. Whether or not you plan to attend the annual meeting, please sign, date and return the WHITE proxy card TODAY and discard all green proxy cards that you may receive from PL Capital. Remember, even if you have previously returned a green proxy card, you have every legal right to change your vote—only your latest-dated proxy counts.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT GEORGESON, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (866) 425-8584 (BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 440-9800).

On behalf of your Board of Directors, I again thank you for your continued confidence and support. We are proud of our track record of superior shareholder returns and look forward to continuing to deliver value for all our shareholders.

Sincerely,

Malcolm G. Chace

Chairman of the Board

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders with the Securities and Exchange Commission on April 4, 2007, which it supplemented on April 18, 2007. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Georgeson Inc. at (866) 425-8584 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 4, 2007.